Exhibbit 10.9

Paragon Commercial Bank
Endorsement Split Dollar Agreement

This Endorsement Split Dollar Agreement (this “Agreement”) is entered into as of this 1st day of July, 2007 by and between Paragon Commercial Bank, a North Carolina-chartered bank (the “Bank”), and Robert C. Hatley, its President and Chief Executive Officer (the “Executive”).  This Agreement shall append the Split Dollar Policy Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

Whereas, to encourage the Executive to remain a Bank employee, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive's life, and

Whereas, the Bank will pay life insurance premiums from its general assets.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows.

Article 1
Definitions

1.1           General Definitions.  The following terms shall have the meanings specified.

(a) “Administrator” means the administrator described in Article 7.

(b) “Executive’s Interest” means the benefit set forth in Section 2.2.

(c) “Insured” means the Executive.

(d) “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

(e) “Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

(f) “Nonqualified Deferred Compensation Agreement” means the _____________, 2007 Nonqualified Deferred Compensation Agreement between the Bank and the Executive, as the same may be amended or restated after the date of this Agreement.

(g) “Policy” means the specific life insurance policy or policies issued by the Insurer.

(h) “Split Dollar Policy Endorsement” means the form required by the Administrator or the Insurer to indicate the Executive’s interest, if any, in a Policy on the Executive’s life.

1.2           Other Definitions.  Capitalized terms not otherwise defined in this Agreement are used herein as defined in the Nonqualified Deferred Compensation Agreement.

Article 2
Policy Ownership/Interests

2.1           Bank Ownership.  The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership.  The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive Interest is paid according to Section 2.2.

2.2           Executive’s Interest.  Provided the Executive’s death occurs before the Executive’s Separation from Service, at the Executive’s death the Executive’s beneficiary designated in accordance with the Split Dollar Policy Endorsement shall be entitled to the lesser of (x) a portion of the Net Death Proceeds equal to 60% of the Accrual Balance required at Normal Retirement Age under the Nonqualified Deferred Compensation Agreement and (y) 100% of the Net Death Proceeds, the lesser of clauses (x) and (y) being referred to in this Agreement as the “Executive’s Interest.”  The Executive’s Interest shall be extinguished when the Executive’s Separation from Service occurs and the Executive’s beneficiary shall be entitled to no benefits under this Agreement for the Executive’s death occurring thereafter.  The Executive shall have the right to designate the beneficiary of the Executive’s Interest.

2.3           Option to Purchase.  The Bank shall not sell, surrender, or transfer ownership of the Policy before the Executive’s Separation from Service without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of 60 days.  The purchase price shall be an amount equal to the Policy cash surrender value.  The option to purchase the Policy shall lapse if not exercised within 60 days after the date the Bank gives written notice of the Bank’s intention to sell, surrender, or transfer ownership of the Policy.  This provision shall not impair the Bank’s rights to terminate this Agreement.

2.4           Comparable Coverage.  The Bank may maintain the Policy in full force and effect.  The Bank may not amend, terminate, or otherwise abrogate the Executive’s interest in the Policy before the Executive’s Separation from Service unless the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and executes a new split dollar agreement and endorsement for the comparable insurance policy.  The Policy or any comparable policy shall be subject to claims of the Bank’s creditors.

2.5           Internal Revenue Code Section 1035 Exchanges.  The Executive recognizes and agrees that the Bank may after this Agreement is adopted wish to exchange the Policy of life insurance on the Executive’s life for another contract of life insurance insuring the Executive’s life.  Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the Policy or, if necessary, for modifying or updating to a comparable insurer.

Article 3
Premiums

3.1           Premium Payment.  The Bank shall pay any premiums due on the Policy.

3.2           Economic Benefit.  The Administrator shall annually determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary.  The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Regulation section 1.61-22(d)(3)(ii) or any subsequent authority.

3.3           Imputed Income.  The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Article 4
Assignment

The Executive may irrevocably assign without consideration all of the Executive’s interest in the Policy and in this Agreement to any person, entity, or trust established by the Executive or the Executive’s spouse.  If the Executive transfers all of the Executive’s interest in the Policy, all of the Executive’s Interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in this Agreement.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy only. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons.  The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims and Review Procedures

6.1           Claims Procedure.  Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows –

6.1.1           Initiation - written claim.  The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.  If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant.  All other claims must be made within 180 days after the date of the event that caused the claim to arise.  The claim must state with particularity the determination desired by the claimant.

6.1.2           Timing of Administrator response.  The Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.1.3           Notice of decision.  If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of such denial.  The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth –

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of this Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.

6.2           Review Procedure.  If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows –

6.2.1           Initiation - written request.  To initiate the review, the claimant must file with the Administrator a written request for a review within 60 days after receiving the Administrator’s notice of denial.

6.2.2           Additional Submissions - information access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  Upon request and free of charge, the Administrator shall also provide the claimant reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3           Considerations on review.  In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4           Timing of Administrator response.  The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

6.2.5           Notice of decision.  The Administrator shall notify the claimant in writing of its decision on review.  The Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth –

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA section 502(a).

Article 7
Administration of Agreement

7.1           Administrator Duties.  This Agreement shall be administered by an Administrator, which shall consist of the board or such committee as the board shall appoint.  The Executive may not be a member of the Administrator.  The Administrator shall also have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions, including interpretations of this Agreement.

7.2           Agents.  In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3           Binding Effect of Decisions.  The decision or action of the Administrator concerning any question arising out of the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.4           Indemnity of Administrator.  The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act, except in the case of willful misconduct by the Administrator or any of its members.

7.5           Information.  To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive and such other pertinent information as the Administrator may reasonably require.

Article 8
Miscellaneous

8.1           Amendment and Termination of Agreement.  This Agreement may be amended or terminated solely by a written agreement signed by the Bank and the Executive.  However, this Agreement shall terminate upon the first to occur of (w) distribution of the death benefit proceeds in accordance with section 2.2, or (x) termination of the Nonqualified Deferred Compensation Agreement under Article 5 of the Nonqualified Deferred Compensation Agreement, or (y) the Executive’s Separation from Service, or (z) surrender, lapse, or other termination of the Policy of the Bank.

8.2           Binding Effect.  This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators, and transferees, and any Policy beneficiary.

8.3           No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.4           Successors; Binding Agreement.  By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

8.5           Applicable Law.  This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.6           Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter.  No rights are granted to the Executive by this Agreement other than those specifically set forth. Nothing in this Agreement supersedes or amends the January 1, 2004 Salary Continuation Agreement between the Executive and the Bank or the January 1, 2004 Endorsement Split Dollar Agreement between the Executive and the Bank or impairs or modifies the rights and obligations of the Bank and the Executive under those agreements, and the January 1, 2004 Salary Continuation Agreement and January 1, 2004 Endorsement Split Dollar Agreement, as the same may be amended or restated, shall continue in full force and effect according to their terms.

8.7           Severability.  If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of the provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.8           Headings.  Caption headings and subheadings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.9           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.  If to the Bank, notice shall be given to the board of directors, Paragon Commercial Bank, 3535 Glenwood Avenue, Raleigh, North Carolina 27612, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing.  If to the Executive, notice shall be given to the Executive as the Executive’s address appearing on the Bank’s records, or to such other additional person or persons as the Executive shall have designated to the Bank in writing.

In Witness Whereof, the Executive and a duly authorized representative of the Bank have executed this Agreement as of the date first written above.

Executive:		Bank:
Paragon Commercial Bank

/s/ Robert C. Hatley	By:	/s/ Howard Jung
Robert C. Hatley	Its:	Chairman

Agreement to Cooperate with Insurance Underwriting Incident to Internal Revenue Code section 1035 Exchange

I acknowledge that I have read the Endorsement Split Dollar Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in section 2.5 of the Endorsement Split Dollar Agreement to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under this Endorsement Split Dollar Agreement.

/s/ Carol Hansel	/s/ Robert C. Hatley
Witness	Robert C. Hatley